Exhibit 21
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       SUBSIDIARIES OF INTELLIGENT ELECTRONICS, INC.


The following is a list of the Company's subsidiaries:

   E-C Computer Technical Services, Inc., a Texas corporation

   Intellinet, Ltd., a Pennsylvania corporation

   R C K Computers, Inc., a Texas corporation

   RNTS, Inc., a Colorado corporation

   The Future Now, Inc., an Ohio corporation

   XLConnect Solutions, Inc., a Pennsylvania corporation

   XLConnect Systems, Inc., a Pennsylvania corporation

   XLSource, Inc., an Arkansas corporation